Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                      TEL: (617) 995-2500    FAX: (617) 995-2510

Contacts:

Investors info	Media:
Carol Hausner	Kathryn Morris
Executive Director, Investor Relations	KMorrisPR
and Corporate Communications	(845) 635-9828
ImmunoGen, Inc.	Kathryn@kmorrispr.com
(617) 995-2500
info@immunogen.com

For Immediate Release

ImmunoGen, Inc. Announces Departure of Walter Blättler

CAMBRIDGE, MA, March 6, 2007 — ImmunoGen, Inc. (Nasdaq: IMGN) today announced the departure of Walter Blättler, Ph.D., formerly the Executive Vice President, Science and Technology, of the Company.

“Walter has made a tremendous contribution to ImmunoGen over his many years with the Company. He has been the intellectual force behind our immunoconjugate technology and is responsible for much of the Company’s success in reaching our current stage of development. We wish him the very best in his future endeavors,” commented Mitchel Sayare, Ph.D., Chairman and CEO.

The Company has initiated a search for a pharmaceutical/biotech executive with extensive experience in research management and product development in addition to strong scientific expertise. In the interim, Dr. Blättler’s day-to-day responsibilities will be handled by John Lambert, Ph.D., Senior Vice President, Pharmaceutical Development, Pauline Jen Ryan, Senior Vice President, Corporate Development and Operations, and Dr. Sayare.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary Tumor-Activated Prodrug (TAP) technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two TAP compounds wholly owned by ImmunoGen are in clinical testing — huN901-DM1 and huC242-DM4. Companies licensing the right to develop anticancer compounds to specific targets using ImmunoGen’s TAP technology include Biogen Idec, Biotest AG, Centocor (Johnson & Johnson), Genentech, and sanofi-aventis. Three anticancer compounds are in clinical testing through ImmunoGen’s collaborations with other companies — AVE9633 and AVE1642, in development by sanofi-aventis, and trastuzumab-MCC-DM1, in development by Genentech.

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